As filed with the Securities and Exchange Commission on June 10, 2003

Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Schweitzer-Mauduit International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	62-1612879
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 North Point Center East, Suite 600
Alpharetta, Georgia	30022
(Address of principal executive offices)	(Zip Code)

Schweitzer-Mauduit International, Inc. Outside Directors Stock Plan
(Full title of the plan)

John W. Rumely, Jr.
General Counsel and Secretary
Schweitzer-Mauduit International, Inc.
100 North Point Center East, Suite 600
Alpharetta Georgia 30022
(770) 569-4278
(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered(1)(2)	share (3)	offering price (3)	registration fee

Common Stock, par value $.10 per share	100,000 shares	$24.585	$2,458,500	$198.89

(1)	Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of 100,000 shares of Common Stock in addition to shares previously registered under Registration Statement No. 33-99812.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Schweitzer-Mauduit International, Inc. Outside Directors Stock Plan.

(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1) under the Securities Act, on the basis of the average of the high and low sales prices of $24.66 and $24.51 per share for the Common Stock as reported on the New York Stock Exchange on June 10, 2003.

As permitted by Rule 429 under the Securities Act of 1933, the prospectus related to this Registration Statement also covers securities registered under Registration Statement No. 33-99812.

Part II — Information Required in the Registration Statement
SIGNATURES
EX-5 OPINION OF TROUTMAN SANDERS LLP
EX-10.4 OUTSIDE DIRECTORS STOCK PLAN AMENDED
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP

Part II — Information Required in the Registration Statement

     This Registration Statement on Form S-8 is being filed to register 100,000 additional shares of Common Stock, par value $.10 per share (the “Common Stock”), of Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), which have been reserved for issuance under the Schweitzer-Mauduit International, Inc. Outside Directors Stock Plan (the “Plan”). A total of 30,000 shares of the Common Stock reserved under the Plan have previously been registered on a Registration Statement on Form S-8 (Registration Statement No. 33-99812, filed on November 30, 1995) (the “Original Form S-8”). Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Original Form S-8 are hereby incorporated by reference herein, and the opinions and consents listed at Item 8 below are annexed hereto.

Item 8. Exhibits.

Exhibit No.	Description

5	Opinion of Troutman Sanders LLP.

10.4	Schweitzer-Mauduit International, Inc. Outside Directors Stock Plan Amended and Restated as of April 24, 2003.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Troutman Sanders LLP (contained in its Opinion filed as Exhibit 5).

24	Powers of Attorney (contained on the signature page hereof).

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on this 10th day of June, 2003.

Schweitzer-Mauduit International, Inc.

By: /s/ Wayne H. Deitrich Wayne H. Deitrich, Chief Executive Officer and Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wayne H. Deitrich and John W. Rumely, Jr., and each of them, such persons true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such persons name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

Signature	Title	Date

/s/ Wayne H. Deitrich Wayne H. Deitrich	Chief Executive Officer and Chairman of the Board (principal executive officer)	June 9, 2003

/s/ Paul C. Roberts Paul C. Roberts	Chief Financial Officer and Treasurer (principal financial officer)	June 9, 2003

/s/ Wayne Grunewald Wayne Grunewald	Controller (principal accounting officer)	June 9, 2003

* K.C. Caldabaugh	Director	June 9, 2003

Claire Arnold	Director

Richard D. Jackson	Director

* Jean-Pierre Le Hétet	Director	June 9, 2003

* Leonard J. Kujawa	Director	June 9, 2003

Signature	Title	Date

Larry B. Stillman	Director

* Laurent G. Chambaz	Director	June 9, 2003

* Alan R. Batkin	Director	June 9, 2003

*	Signed pursuant to Power of Attorney

INDEX TO EXHIBITS

Exhibit No.	Description

5	Opinion of Troutman Sanders LLP.

10.4	Schweitzer-Mauduit International, Inc. Outside Directors Stock Plan Amended and Restated as of April 24, 2003.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Troutman Sanders LLP (contained in its opinion filed as Exhibit 5).

24	Powers of Attorney (contained on the signature page hereof).